Exhibit 10.37

Summary of Director Compensation

Directors who are not employees of eLoyalty or any of its subsidiaries (“non-employee directors”) receive $1,500 for their attendance at each meeting of the Board of Directors, $2,000 per Audit Committee meeting attended and $500 for each Compensation Committee meeting (each of which generally is held in tandem with a meeting of the Board of Directors). If any Compensation Committee meetings are held apart from a Board of Directors meeting, each Compensation Committee member receives $1,000 per meeting attended. The Company also reimburses directors for their travel-related expenses incurred in attending meetings of the Board of Directors and its committees.

At its February 2008 meeting, the eLoyalty’s Directors agreed to be paid their 2008 meeting fees in shares of unrestricted stock. The number of such shares will be determined by converting the amount of fees payable to each director for each meeting into shares of eLoyalty common stock by using the closing price of eLoyalty stock on the date of the grants, plus an additional grant of 5% of shares of unrestricted stock (to partly offset the lack of liquidity for receiving stock in exchange for part of their cash compensation, they received an additional grant of 5% of unrestricted stock).

In addition to meeting attendance fees, non-employee directors are eligible to receive automatic grants of stock options under the eLoyalty Corporation 1999 Stock Incentive Plan (the “1999 plan”). The 1999 plan provides for each non-employee director to receive: (i) an option to purchase 5,000 shares of eLoyalty Common Stock upon commencement of service as a director (an “Initial Grant”); and (ii) an option to purchase 5,000 shares of eLoyalty Common Stock on the day following the date of each annual meeting of eLoyalty stockholders during which such service continues (an “Annual Grant”). Stock options granted to non-employee directors have an exercise price per share equal to the fair market value of a share of eLoyalty Common Stock on the grant date and a maximum term of ten years. Vesting occurs ratably over a period of 48 months from the end of the month following the grant date with respect to each Initial Grant and over a period of 12 months from the end of the month following the grant date with respect to each Annual Grant. For each Annual Grant made in 2008, however, vesting will occur evenly over 48 months, commencing with a vesting of 25% of such Annual Grant on February 28, 2009 and 6.25% of such Annual Grant on each quarterly vesting date thereafter.